As filed with the Securities and Exchange Commission on June 3, 2013.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITY HOLDING COMPANY

(Exact name of registrant as specified in its charter)

West Virginia	55-0619957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Gatewater Road

Charleston, West Virginia 25313

(304) 769-1100

(Address of Principal Executive Office, including zip code)

City Holding Company

2013 Incentive Plan

(Full title of the plan)

Charles R. Hageboeck

Chairman, President and Chief Executive Officer

25 Gatewater Road

Charleston, West Virginia 25313

(304) 769-1100

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copy to:

Charles D. Dunbar

Elizabeth Osenton Lord

Jackson Kelly PLLC

500 Lee Street, East, Suite 1600

Charleston, West Virginia 25301

(304) 340-1000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $2.50 par value	750,000 shares	$39.76	$29,820,000	$4,068

(1)	Pursuant to Rule 416(a) the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. This amount was calculated based on the average of the high and low sales prices of the Common Stock on The Nasdaq Global Select Market on May 31, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by City Holding Company (the “Company”) with the Commission (Commission File No. 0-11733) under the Securities Exchange Act of 1934 (the “Exchange Act”) are hereby incorporated by reference in this Prospectus: (i) the Company’s Annual Report on Form 10-K for the period ended December 31, 2012 as filed with the Commission March 15, 2013, as amended by Form 10-K/A as filed with the Commission March 20, 2013; (ii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013 as filed with the Commission May 8, 2013; (iii) the Company’s Current Report on Form 8-K dated and filed May 29, 2013; and (iv) the Company’s definitive Proxy Statement for the 2013 Annual Meeting of Shareholders as filed with the Commission March 22, 2013; and (iv) the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed on May 28, 1987 under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock have been sold or that deregisters all of the shares of Common Stock then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to City Holding Company, 25 Gatewater Road, P.O. Box 7520, Charleston, West Virginia 25356-0520, Attn.: Chief Financial Officer (telephone: (304) 769-1100).

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 31D-8-850 of the West Virginia Business Corporation Act provides in part that each West Virginia corporation has the power to indemnify any director against liability incurred in a proceeding against him by reason of being or having been such director (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action by or in the right of the corporation, except for reasonable expenses incurred in the proceeding as to which he meets the foregoing standard of conduct, a director may not be indemnified. A director also may not be indemnified unless ordered by a court if he is adjudged liable on the basis that he received a financial benefit to which he was not entitled. A West Virginia corporation may make any other or further indemnity to any such persons that may be authorized by the corporation’s articles of incorporation.

A corporation must indemnify a director who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding. A corporation may advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard.

The City Holding Articles of Incorporation provide that City Holding shall indemnify any current or former officer or director of City Holding or a person serving as an officer or director of another corporation at City Holding’s request against costs and expenses incurred by him in connection with a claim or proceeding against him by reason of his being or having been an officer or director, unless the claim or proceeding relates to matters as to which the officer or director has been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the corporation. To the extent that the Board of Directors of City Holding determines that a settlement is in City Holding’s best interests, City Holding shall reimburse the officer or director for any amounts paid in effecting the settlement and for reasonable expenses associated therewith.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

5.1	Opinion of Jackson Kelly PLLC (as to the legality of the securities being registered).

10.1	City Holding Company 2013 Incentive Plan (filed as Exhibit A to City Holding Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 5, 2013 and incorporated herein by reference).

23.1	Consent of Jackson Kelly PLLC (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on June 1, 2013.

CITY HOLDING COMPANY

By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck
President and Chief Executive Officer

By:	/s/ David L. Bumgarner
David L. Bumgarner
Senior Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)

POWER OF ATTORNEY

Each of the undersigned hereby appoints Charles R. Hageboeck as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Philip L. McLaughlin	Chairman of the Board, Director	June 1, 2013
Philip L. McLaughlin

/s/ John R. Elliot	Director	June 1, 2013
John R. Elliot

/s/ Charles W. Fairchilds	Director	June 1, 2013
Charles W. Fairchilds

/s/ William H. File, III	Director	June 1, 2013
William H. File, III

/s/ Robert D. Fisher	Director	June 1, 2013
Robert D. Fisher

/s/ Jay C. Goldman	Director	June 1, 2013
Jay C. Goldman

/s/ Charles R. Hageboeck	President and Chief Executive	June 1, 2013
Charles R. Hageboeck	Officer, Director

/s/ David W. Hambrick	Director	June 1, 2013
David W. Hambrick

/s/ Tracy W. Hylton, II	Director	June 1, 2013
Tracy W. Hylton, II

/s/ C. Dallas Kayser	Director	June 1, 2013
C. Dallas Kayser

/s/ James L. Rossi	Director	June 1, 2013
James L. Rossi

/s/ Sharon H. Rowe	Director	June 1, 2013
Sharon H. Rowe

/s/ David L. Bumgarner	Senior Vice President, Chief	June 1, 2013
David L. Bumgarner	Financial Officer and Principal
Accounting Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Jackson Kelly PLLC (as to the legality of the securities being registered).

10.1	City Holding Company 2013 Incentive Plan (filed as Exhibit A to City Holding Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 5, 2013 and incorporated herein by reference).

23.1	Consent of Jackson Kelly PLLC (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page).